AGREEMENT

     It is agreed this 15th day of June, 1995 by and between Delta Petroleum Corporation ("DPTR") and LoTayLingKyur, Inc. ("LTLK") as follows:

1) LTLK will convert into DPTR common stock LTLK's ownership in a DPTR promissory note ("Note")(attached hereto as Exhibit A) for an outstanding balance of $610,347 (principal and accrued interest) at the price of $3.30 per share ("Conversion Price") on the terms and conditions set forth below.

2) All DPTR common stock received by LTLK in conversion of the by LTLK in conversion of the currently in default, technical or otherwise, on any lines of credit, promissory notes, or governmental obligations (state or federal taxes) except as may be disclosed in its filings with the SEC. The Company agrees that it has received no correspondence from the N.A.S.D. or NASDAQ regarding the status of it's NASDAQ listing and hereby agrees to forward within 24 hours copies of any correspondence from the N.A.S.D. or NASDAQ;

     IN THE EVENT that the Company is unable to deliver to CRG within 30 days the 231,000 free-trading shares under this agreement, then the Company will increase the registration by 25,000 shares and instead deliver 256,000 shares to CRG. No additional monies are to be paid by CRG for these shares, and an be tradeable without
     limitations pursuant to Rule 144K; DPTR hereby consents to sales by LTLK pursuant to Rule 144 or Rule 144K, and agrees to cooperate with LTLK with regard thereto including without limitation removal of restrictive legends at applicable dates.

5) In the event that on November 20, 1995, the Note terms would have required a price for conversion lower than the Conversion Price, DPTR shall issue to LTLK effective November 20, 1995, additional shares of DPTR common stock in a manner consistent with the terms of the Note.

                         Delta Petroleum Corporation

                         By: /s/Aleron H. Larson, Jr.
                              Authorized Officer

                         LoTayLingKyur, Inc.

                         By: /s/Mark A. Smith, President
                              Authorized Officer